Exhibit-(e)(16)
April 24, 2007
CONFIDENTIALITY AGREEMENT
AGREEMENT and acknowledgment between Goldsmith, Agio, Helms & Lynner, LLC (“GAH”) and AAH Holdings Corporation (the “RECIPIENT”).
Whereas, GAH has furnished, or may in the future furnish, to RECIPIENT certain confidential or proprietary information relating to the affairs of Factory Card & Party Outlet Corp (“Factory Card”), including, but not limited to: (i) trade secrets; (ii) financial information; and (iii) the fact that information has been provided or discussions are taking place (collectively known as “INFORMATION”), to be used only for the purpose of evaluating and, if applicable, consummating a possible business transaction between RECIPIENT and Factory Card (a “TRANSACTION”).
BE IT KNOWN, that GAH has furnished or shall furnish to RECIPIENT INFORMATION and may further allow RECIPIENT the right to inspect the business of Factory Card and/or interview employees or representatives of Factory Card, all on the following conditions.
1.	INFORMATION furnished to RECIPIENT, including without limitation the Confidential Memorandum for Factory Card, has been prepared from information furnished by Factory Card and from other sources deemed reliable; however, you acknowledge that neither Factory Card nor GAH, and none of the respective officers, directors, employees or controlling persons of Factory Card or GAH, makes any express or implied representation or warranty as to the completeness and accuracy of any INFORMATION, and you agree that none of such persons shall have any liability to you or any of your REPRESENTATIVES (as defined below) relating to or arising from your or their use of any INFORMATION or for any errors therein or omissions therefrom except to the extent provided in a definitive agreement providing for a possible transaction. You also agree that you are not entitled to rely on the completeness or accuracy of any INFORMATION and that you shall be entitled to rely solely on such representations and warranties as may be made to you in any definitive agreement relating to the TRANSACTION, subject to the terms and conditions of such agreement.

2.	RECIPIENT agrees to hold all INFORMATION in trust and confidence. RECIPIENT’s obligation hereunder to hold INFORMATION confidential does not apply to: (a) Information that is published or otherwise becomes available to the general public through no act or failure to act on the part of RECIPIENT; (b) Information that is proprietary to RECIPIENT or its REPRESENTATIVES at the time of disclosure; (c) Information that subsequently is acquired by RECIPIENT or its REPRESENTATIVES from a third party who, to RECIPIENT’s knowledge after due inquiry, has a bona fide right to make such information available without restriction; or (d) information which is independently developed by RECIPIENT or its REPRESENTATIVES without violating any obligations under this AGREEMENT. RECIPIENT agrees that the INFORMATION shall be used only for the purpose stated herein and shall not be used for any other purpose or disclosed to any third party except as provided herein. Notwithstanding the foregoing, in the event that the RECIPIENT is required by law to disclose any INFORMATION, the RECIPIENT will to the extent permitted by applicable law, take commercially reasonable steps to: (i) provide Factory Card with prompt notice of such requirement prior to the disclosure; (ii) give Factory Card all available information, reasonable assistance and necessary authority to enable Factory Card to take the measures that Factory Card, in its sole discretion and at its sole expense, may deem appropriate or necessary to protect the INFORMATION from disclosure; and (iii) limit what is disclosed to the maximum extent possible under the law.

3.	RECIPIENT agrees to share INFORMATION only with a limited number of RECIPIENT’s directors, officers, employees, financing sources, coinvestors, advisors, affiliates, legal counselors, consultants and agents (those who receive the INFORMATION and who are acting on RECIPIENT’S behalf, its “REPRESENTATIVES”) on a need-to-know basis only. RECIPIENT will ensure that all individuals who are given access to INFORMATION (i) will be provided a copy of this AGREEMENT or specifically informed of the confidential nature of the INFORMATION and (ii) agree to be bound by and will conduct their investigation in accordance with the terms of this AGREEMENT specifically applicable to Representatives. Regardless, RECIPIENT will be responsible for any breach of the terms of this AGREEMENT applicable to REPRESENTATIVES by all REPRESENTATIVES.

4.	At the conclusion of our discussions, or upon written demand by GAH, all INFORMATION, including the Confidential Memorandum for Factory Card, copies, written notes, photographs, and memoranda, produced or taken by RECIPIENT in connection with its investigation of Factory Card, shall be destroyed or returned to GAH, unless otherwise authorized by GAH and except as required by law or internal compliance procedures. Destruction of materials containing INFORMATION shall be confirmed by an officer of RECIPIENT.

5.	Without the written consent of Factory Card, RECIPIENT shall not for a period of two years from the date hereof solicit for employment any employee of Factory Card or any of its affiliates who has been introduced to RECIPIENT or identified in the course of evaluating the Transaction. Notwithstanding the foregoing, this provision will not apply to any employee with whom the RECIPIENT has a pre-exiting relationship as of the date hereof. Furthermore, nothing contained herein shall preclude the general solicitation of employment through an advertisement not targeted specifically at Factory Card or its employees or the employment of individuals who initiate contact with RECIPIENT.

6.	Factory Card and its affiliates and employees and GAH’s affiliates and employees are third party beneficiaries of this AGREEMENT and shall have the right to enforce its terms. This AGREEMENT and its validity, construction, effect, and performance shall be governed by the laws of the State of Illinois. RECIPIENT agrees that all actions, suits or proceedings arising out of or based upon this AGREEMENT or the subject matter hereof shall be brought and maintained exclusively in the federal court of the State of Illinois located in Chicago, Illinois. GAH and Factory Card reserve the right to assign all of their respective rights under this AGREEMENT to a successor in interest to the business of GAH or Factory Card, including the right to enforce all of its terms. RECIPIENT hereby consents to such assignment.

7.	RECIPIENT is aware that, under certain circumstances, the United States securities laws may prohibit a person who has received material, non-public information from an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities. RECIPIENT further acknowledges that certain INFORMATION could be considered material non-public information and agrees that it will not, and it will use commercially reasonable precautions to ensure that its employees and REPRESENTATIVES will not, trade in the securities of Factory Card on the basis of such information or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

8.	This AGREEMENT contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings in connection therewith. No modification or alteration shall be binding unless executed in writing by the parties. No waiver of any provision of this AGREEMENT shall be deemed or construed as a waiver of any other provision hereof (whether or not similar) nor shall any waiver be construed as a continuing waiver, unless expressly so stated.

9.	This AGREEMENT may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.	To the extent that any of the INFORMATION may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party hereto understands and agree that they have a commonality of interest with respect to such matters and it is the RECIPIENT’S desire, intention and mutual understanding that the disclosure of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege and any such INFORMATION shall remain entitled to all protection under these privileges, this AGREEMENT and under the joint defense doctrine. Nothing in this AGREEMENT obligates Factory Card to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

11.	RECIPIENT agrees that, for a period of two years from the date of this AGREEMENT, it will not (and will not assist or encourage others to), without the prior written consent of Factory Card or its Board of Directors: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of Factory Card or any subsidiary thereof, any of the assets or businesses of Factory Card or any subsidiary or division thereof or any bank debt, claims or other obligations of Factory Card or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of Factory Card or to obtain representation on Factory Card’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of Factory Card, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Factory Card or its securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (v) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; or (vi) request Factory Card or any of its REPRESENTATIVES, directly or indirectly, to amend or waive any provision of this paragraph. RECIPIENT will promptly advise Factory Card of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding anything to the contrary, nothing in such Agreement shall prohibit RECIPIENT from (x) purchasing any debt and up to an aggregate of 5% of any class of equity securities of the Company or any subsidiary thereof or (y) from disposing of any securities of the Company or any subsidiary thereof which it currently holds or may hereafter acquire.

12.	This AGREEMENT, all rights and obligations hereunder, shall terminate and be of no further force or effect after the second anniversary of the date hereof.
If you are in accord with the terms and conditions hereof, please sign this AGREEMENT and return it to us. It is agreed by all signatories to this AGREEMENT that a facsimile transmission of this document is legal and binding.

Goldsmith, Agio, Helms & Lynner, LLC		AAH Holdings Corporation

By:	/s/ Craig Korte	By: /s/ Michael Correale

Name:	Craig Korte	Name: Michael Correale

Title:	Director	Title: Chief Financial Officer

Date:	4/24/07	Date: 4/24/07